Registration No. 333-55042

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------

                         VeryBestoftheInternet.com, Inc.
             (Exact name of registrant as specified in its charter)

         TEXAS                           7375                     75-2910096
(State of incorporation)    (Primary Standard Industrial     (I.R.S. Employer
                             Classification Code Number)     Identification No.)


     1950 Stemmons Freeway, Suite 4048, Dallas, Texas 75207; (214) 800-4333 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Danny Gunter
                Chief Executive Officer and Chairman of The Board
                         VeryBestoftheInternet.com, Inc.
                        1950 Stemmons Freeway, Suite 4048
                               Dallas, Texas 75207
                                 (214) 800-4333
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal place of business and agent for service)
                               -------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                If this Form is a post-effective amendment filed
                             pursuant to Rule 462(d)
 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE
----------------------------- ------------------------------ ----------------

Title of each class                Proposed maximum   Proposed     Amount of
of securities to be  Amount to be   offering price    aggregate  registration
    registered        Registered       per Share        price       fee (1)
-------------------  ------------  ----------------  ----------  ------------
   Common Stock          400,000         $0.50        $200,000       $52.80
-------------------  ------------  ----------------  ----------  ------------
              (1) Amount has been previously paid.



     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

     The information contained in this prospectus is not complete and may be changed. We may not sell these securities until Post-Effective Amendment No. 2 to the Registration Statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED September __, 2001

                         VeryBestoftheInternet.com, Inc.

                         400,000 SHARES OF COMMON STOCK


     This is an initial public offering of up to 400,000 shares of our common stock.

     We will be selling a minimum of 100,000 and a maximum of up to 400,000 of our shares in a direct participation offering. The shares will be sold by our officers and directors. Until we have sold at least 100,000 shares, we will not accept subscriptions for any shares. You must buy shares in increments of 100 shares. All proceeds of this offering will be deposited in an escrow account. If we are unable to sell at least 100,000 shares before the expiration of 90 days from the date of this prospectus , we will promptly return all funds to subscribers after the ending of this 90-day period. The offering will remain open until all shares offered are sold or 120 days after the date of this prospectus, except that we will have only 90 days to sell at least the first 100,000 shares.

     Prior to this offering, there has been no public market for the shares. We estimate that the initial public offering price will be $0.50 per share.

     The shares offered in this offering involve a high degree of risk. You should carefully read the "risk factors" beginning on page 3 for information that you should consider in determining whether to purchase any of the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


-------------------------------------------------------------------------
                        Price per      Underwriting       Proceeds,
 Number of shares         share          Discounts          before
                        to public     and commissions     expenses,
                                                            to us
-------------------------------------------------------------------------
Minimum ... 100,000       $0.50             -0-           $ 50,000
-------------------------------------------------------------------------
Maximum ... 400,000       $0.50             -0-           $200,000
-------------------------------------------------------------------------


     We currently have no arrangements with underwriters or broker-dealers to sell our shares.




                   The date of this prospectus is ___ __, 2001

                               PROSPECTUS SUMMARY

     In this prospectus, unless otherwise indicated or the context otherwise requires, we will refer to VeryBestoftheInternet.com, Inc. as "VeryBestoftheInternet.com", "we", "us" or "our". You should carefully read the entire prospectus including the "Risk Factors" section and the financial statement including the notes.

VeryBestoftheInternet.com

     We will be an on-line Internet website ranking service. By accessing our to be developed "Grade The Web" website, consumers can gain, at no charge, valuable information and rankings on many of the Internet's best sites. On our website, both our management and our website users will assign a "letter grade" to each site surveyed, similar to grades received by many school students. Grades assigned by our management will be unbiased assessments of various aspects of the sites, which may include the esthetics of the site, ease of navigation, and the sophistication of their technology. We will not receive any compensation from sites that are graded on our website. As an additional feature, our website users will be able to assign their own grade to each of the listed sites. These grades will be averaged and listed as an additional element to help our website users further evaluate these sites.

     Our principal executive offices are located at 1950 Stemmons Freeway, Suite 4048, Dallas, Texas 75207. Our telephone number is (214)800-4333 and our fax number is (214) 800-4334, our corporate website is www.VeryBestoftheInternet.com. The information contained in both websites is not a part of this prospectus.

                                  THE OFFERING

Shares offered ...................  Common stock, par value $.0001 per share.
Minimum .....................................  100,000 shares
Maximum .....................................  400,000 shares

Price per share...........   $0.50

Shares outstanding after this offering:
Minimum ............           9,820,000 shares
Maximum  ...........         10,120,000 shares

Use of proceeds  ..........   We plan to use the net proceeds from this offering
                              for the following purposes:
                                  - offering expenses;
                                  - website development; and
                                  - working capital and general corporate
                                    purposes.

                                  RISK FACTORS

     The shares offered in this prospectus are speculative and involve a high degree of risk. If you purchase shares you may lose your entire investment. Prior to making an investment decision, you should carefully consider all of the information contained in this prospectus, including the following risk factors.


Management will be able to exercise control of our common stock and may make decisions that are not in the best interest of all shareholders.

     At the completion of this offering, our current management, including Danny Gunter, our chief executive officer and chairman of our board of directors, and Adrienne Beam, our president, secretary and a member of our board of directors, will in the aggregate beneficially own approximately 90.3% of the outstanding shares of our common stock in the event the maximum number of shares offered in this offering are sold, or 93.1% of the outstanding shares of our common stock in the event the minimum number of shares offered in this offering are sold. Accordingly, management will be able to control the election of directors and all other matters subject to shareholder votes. This concentration of ownership may have the effect of delaying or preventing a change of control of VeryBestoftheInternet.com, even if this change of control would benefit shareholders.

If we cannot attract parties to purchase banner advertisement on our site, our strategy will not be successful.

     Our business strategy involves attracting and maintaining the loyalty of a large number of visitors to our website in order to attract new Internet advertisers and marketers, which will be our only source of revenue. If we cannot demonstrate that our site is a beneficial location for advertisers to acquire banner space, our business strategy will fail. Furthermore, as we are a start-up company with no operating history and limited financial resources, other websites that provide similar services and that have an established base of users possess a competitive advantage in attracting advertisers to their site.

Our success could be jeopardized if key personnel leave.

     Our future success depends to a significant extent on the efforts and abilities of our management, Danny Gunter, our chief executive officer and chairman of the board of directors, and Adrienne Beam, our president, secretary and a member of our board of directors. The loss of the services of either of these individuals could harm our business. We may be unable to attract, motivate and retain suitable replacements for these individuals or other key employees in the future. Competition for employees in Internet-related businesses is intense, and we may experience difficulty in hiring qualified personnel.


If the Internet is not accepted in the marketplace as a viable vehicle through which marketers can advertise their products and services, our business plan will not succeed.

     The Internet has not existed long enough as a marketing medium to demonstrate its effectiveness relative to traditional marketing methods. Marketers that have historically relied on traditional marketing methods may be reluctant or slow to adopt Internet marketing or may not devote the amount of money to Internet advertising that we expect. Many marketers have limited or no experience using the Internet as a marketing medium. In addition, marketers that have invested substantial resources in traditional methods of marketing may be reluctant to reallocate these resources to Internet marketing. If marketers do not desire to use the Internet and in particular our site as an advertising medium our business will not succeed.

Our business may be harmed if we fail to protect our domain names.

     We currently hold the Internet domain names VeryBestoftheInternet.com and Grade The Web.com. We may be unable to prevent third parties from acquiring similar domain names, which could reduce the value of our brand name and take customers away from our website to such an extent that advertisers will not purchase banner advertisements on our site.

Privacy regulations of the Internet could hurt our business.

     If laws and regulations are adopted that limit our ability to provide user information to marketers, such statutes will diminish the viability of our site as an advertising medium for our target marketers, which will in turn adversely impact our business as well as not be able to readily sell banner space.

If we only sell the minimum number of shares we may not be able to fully implement our business plan.

     We can have a closing and accept subscriptions for the sale of shares to investors if at least 100,000 shares have been sold, which is the minimum number of shares that may be sold in this offering. In the event such minimum amount, or any amount which is significantly less that the maximum amount of 400,000 shares offered in this offering is sold, we will be limited in the extent to which we can market our site to advertisers and in our ability to hire additional marketing personnel. Additionally, until either the minimum offering is sold or the offering is terminated, you will not have had the use of funds paid to us for other purposes during the time period that your funds were held in escrow, which could be approximately 90 days.


No trading market for our stock presently exists and we are uncertain if we will be able to develop one in the future.

     Assuming we are able to sell the minimum offering, we are not certain that a trading market for our stock will then develop. We could decide not to facilitate the commencement of a trading market for the common stock for an extended period. We cannot predict the extent to which investor interest in our common stock will lead to the development of an active trading market or how liquid that market might become. Because no underwriter has sold any shares to its customers, there is currently little incentive for a financial institution to provide aftermarket support of the shares. If a market for our stock does not develop you will have difficulty in selling the shares you purchase.

If our management decides to sell shares into the marketplace, the value of the shares that you purchased may be reduced.

     Danny Gunter, our chief executive officer, currently holds 9,100,000 shares of our common stock which is 93.6% of all of the outstanding shares of our common stock. None of these shares are subject to any contractual restriction on their sale. However, all of these shares are restricted, which means that they may only be sold in compliance with a number of conditions, including those set forth in Rule 144 under the Securities Act of 1933. In general, under Rule 144, once Mr. Gunter has held his shares for one year, he will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the common stock or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. If a large number of shares are sold by Mr. Gunter, it may reduce the market price of the shares and value of your shares.

Our independent auditors are of the opinion that there is substantial doubt if we can continue business operations without additional capital.

     Our financial statements, found elsewhere in this prospectus, were prepared assuming that we will continue as a going concern. Our independent auditor, in its report regarding our financial statements, expressed the fact that even if this offering is completed there remains substantial doubt as to our ability to continue as a going concern.

                           FORWARD LOOKING STATEMENTS

     This prospectus includes "forward-looking statements". These statements involve known and unknown risks, uncertainties and other factors which could cause actual results, financial performance, operating performance or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions, and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Potential uncertainties include among other things, the matters described in the "Risk Factors" section of this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy or completeness of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

     The net proceeds to us from the sale of the common stock, after deducting offering expenses, are expected to be approximately $39,447 if the minimum number of 100,000 shares are sold or $189,447 if the maximum number of 400,000 shares are sold. "Offering Expenses" include those costs associated with this offering, primarily printing and mailing costs, accounting expenses and legal fees. Proceeds from the offering are intended to be utilized substantially in the dollar amounts and percentage of total net proceeds set forth below:

Application of proceeds         Minimum                   Maximum
---------------------------     -------                   -------
Website Development             $33,620         85%       $ 33,620      17%
Working Capital and General
     Corporate Purposes         $ 5,827         15%       $155,827      83%
                                -------------------------------------------
Total                           $39,447        100%       $189,447     100%


     "Website Development" costs includes those associated with development of our "Grade The Web" website. We currently have the domain names VeryBestoftheInternet.com and Grade The Web.com and our development costs for the Grade The Web.com website will be $33,620. All proceeds attributable to Website Development costs will be paid to InSite Productions, LLC. Danny Gunter, our chief executive officer, is an employee of InSite Productions, LLC and Adrienne Beam, our president, is an officer, manager and member of InSite Productions, LLC. See "Related Party Transactions." We do not anticipate utilizing any of the proceeds from this offering to internally develop new websites or license or acquire other websites.

     "Working Capital and General Corporate Purposes" include the following costs necessary for our ongoing operations. The costs identified below have been set forth in order of priority. Therefore, even if the maximum offering is sold, we will first ensure that our facility costs are addressed prior to hiring additional staff or incurring additional consulting costs.

     >>  rent;
     >>  utilities;
     >>  employee salaries;
     >>  employee benefits, and
     >>  professional and consulting fees.

     If the maximum amount is raised, we estimate apportioning the funds raised for working capital and general corporate purposes during the next 12 months as follows: rent - $4,360.00; utilities - $3,000; employee salaries and benefits - $75,000.00; and professional and consulting fees - $50,000.00. The balance will be maintained as a cash reserve to cover unanticipated costs and expenses. However, if only the minimum offing is completed, we will use the proceeds dedicated to working capital and general corporate purposes to pay our rent, utilities, and third party fees until additional capital can be raised.

     The amounts set forth above are estimates. The actual amount expended to finance any category of expenses may be increased or decreased by our board of directors, in its discretion, if a reapportionment or redirection of funds is deemed to be in our best interests. The level and timing of expenditures necessary for each of the intended uses described above will depend upon numerous factors, including the progress of our website development activities, the timing and amount of revenues resulting from our operation and changes in competitive or technological conditions in our industry. In the event that an amount between the minimum and maximum amounts is raised, we intend to allocate such proceeds proportionately to the above uses, but may, dependent on circumstances, allocate the use of such proceeds in a different manner.

     The minimum net proceeds from this offering are expected to be adequate to fund our working capital needs for at least the next 12 months. Pending use of the proceeds from this offering as set forth above, we may invest all or a portion of such proceeds in marketable securities, short-term, interest-bearing securities, U.S. Government securities, money market investments, equity or debt securities of other companies or businesses or short-term, interest-bearing deposits in banks.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors our board considers relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization at June 30, 2001, and as adjusted to give effect to the sale of the minimum number of 100,000 shares of common stock offered and to the sale of the maximum number of 400,000 shares of common stock offered in this offering, at an assumed public offering price of $0.50 per share, net of offering costs of approximately $10,553, and after the application of the estimated net proceeds of such sale.

Shares currently outstanding:                                      9,720,000

Shares to be outstanding in the event
of the successful completion of
the minimum offering:                                              9,820,000

Shares to be outstanding in the event
of the successful completion of
the maximum offering:                                             10,120,000

     Each share of our common stock has equal, noncumulative voting rights and participates equally in dividends, if any. The common stock has no sinking fund provisions applicable to it. The shares are fully paid for and non-assessable when issued. There are no outstanding options, warrants, or rights to purchase any of our securities and we do not plan to issue any.


     The following table sets forth our capitalization at June 30, 2001, on an actual (unaudited) basis and on a pro forma basis (unaudited) after giving effect to the minimum and maximum offering. This table should be read in conjunction with our financial statements and notes appearing elsewhere in this
Prospectus:

                                                                  As of June 30, 2001
                                                       -----------------------------------------
                                                                          Pro Forma   Pro Forma
                                                        Actual             Minimum      Maximum
                                                      (unaudited)        (unaudited)  (unaudited)
Debt:
          Short-Term Debt                              $   4,000          $   4,000    $   4,000
          Long-Term Debt                                       0                  0            0
                                                       ---------          ---------    ---------
          Total Debt                                   $   4,000          $   4,000    $   4,000
                                                       =========          =========    =========
Shareholders' Equity:
          Common Stock                                 $     972          $     982    $   1,012
          Additional Paid-in Capital                           0             39,437      189,407
          Contributed Capital                              7,000              7,000        7,000
          Deficit Accumulated During Development Stage   (10,564)           (10,564)     (10,564)
          Total Shareholders' Equity                      (2,592)            36,855      186,855
                                                       ---------          ---------    ---------

Total Capitalization:                                  $   1,408          $  40,855    $ 190,855
                                                       =========          =========    =========



                                    DILUTION

     Our net tangible book value at June 30, 2001 is $1,408 or $.0001 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 9,720,000, the pro forma number of shares of common stock outstanding at June 30, 2001. After giving effect to the sale of 100,000 shares in the event that the minimum number of shares offered in this offering are sold or 400,000 shares in the event that the maximum number of shares offered in this offering are sold, the as adjusted net tangible book value at June 30, 2001 would be $40,855, or $.0042 per share in the event that the minimum number of shares offered in this offering are sold, or $190,855, or $.0189 per share in the event that the maximum number of shares offered in this offering are sold. This represents an immediate increase in net tangible book value of $.004 per share to the existing shareholders in the event the minimum number of shares are sold or $.0188 per share to the existing shareholders in the event the maximum number of shares are sold, and an immediate dilution of $.4958 per share to new investors in the event that the minimum number of shares offered in this offering are sold or $.4811 per share to new investors in the event that the maximum number of shares offered in this offering are sold. The following table illustrates this per share dilution:

                                                  Minimum          Maximum
                                                  Offering         Offering
                                                  ---------        ---------

Public offering price per share                   $.50             $.50

Net tangible book value per share
as of June 30, 2001                               $.0001           $.0001
                                                  ---------        ---------

Increase per share attributable to
new shareholders                                  $.0041           $.0188
                                                  ---------        ---------

Pro forma net tangible book value
per share as of December 31, 2000
after offering                                    $.0042           $.0189
                                                  ---------        ---------

Dilution per share to new shareholders            $.4958           $.4811
                                                  ---------        ---------

     The following tables summarize, as of June 30, 20010, the number of our shares previously purchased, the total consideration and the average price per share paid by existing stockholders and to be paid by purchasers in the minimum and maximum offering:

Minimum Offering (100,000 shares)

                       Total shares    % of total    Capital cash       % of cash         Average
                         purchased       shares     contribution(1)    contributed    price per share
New Shareholders           100,000          1.0%        $50,000            98.1%            $.50
                                                                        --------
Old Shareholders         9,720,000         99.0%            972             1.9%             .0001
                                                        -------         --------            ------

Total                    9,820,000          100%        $50,972             100%            $.0052
                                                        =======         ========            ======

------------
(1)  Does not reflect deduction of the estimated offering expenses



Maximum Offering (400,000 shares)


                                       9

                       Total shares    % of total    Capital cash       % of cash         Average
                         purchased       shares     contribution(1)    contributed    price per share

New Shareholders           400,000          3.9%       $200,000            99.5%            $.50
                                                                        --------
Old Shareholders         9,720,000         96.1%            972              .5%            $.0001
                                                       --------         --------            ------

Total                   10,120,000          100%       $200,972             100%            $.0199
                                                       --------         --------            ------

------------
(1)  Does not reflect deduction of the estimated offering expenses

     Although there are no material present plans, agreements, commitments or undertakings with respect to the issuance of additional shares of common stock or securities convertible into any such shares, we may decide to issue securities to third parties in the future in connection with possible capital raising activities or otherwise. Any such shares issued would further dilute the percentage ownership of our common stock held by our shareholders.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties.

Operations

     We are in the development stage and have not generated revenues from our inception to June 30, 2001 having incurred primarily only start-up and organizational expenses. Accordingly, our financial results, from inception to June 30, 2001, are not meaningful as an indication of future operations. For the period from our incorporation on November 21, 2000 through June 30, 2001, our activities related primarily to the recruitment of a website developer and the establishment our organizational and technical infrastructure. The expected significant costs related to our operation will be the development of the website, data acquisition costs, human resource costs and advertising and marketing costs.

Our liquidity and capital resources

     From inception through June 30, 2001, we received $4,972 in net proceeds from our founders and initial investors and from shareholder loans. As of June 30, 2001, we had approximately $1,408 in cash and cash equivalents. To date, we show negative cash flows. We expect losses from operations and negative cash flow to continue for the foreseeable future. If our revenues and our spending levels are not adjusted accordingly, we may not generate sufficient revenues to achieve profitability. Even if we achieve profitability, we may not sustain or increase such profitability on a quarterly or annual basis in the future. We currently anticipate the net proceeds from the minimum offering, together with available funds, will be sufficient to meet our anticipated needs for at least 12 months. We may need to raise additional funds in the future in order to fund more rapid expansion, to develop new or enhanced services and to respond to competitive pressures. The need to raise additional funds may arise especially if we only complete the minimum offering or if significantly less than the maximum offering is completed. We cannot be certain that any required additional financing will be available on terms favorable to us and we have not developed a plan for raising additional capital should it be required. If additional funds are raised by the issuance of our equity securities, then existing shareholders may experience dilution of their ownership interest and such securities may have rights senior to those of the then existing holders of common stock. If additional funds are raised by our issuance of debt instruments, we may be subject to certain limitations on our operations. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, or develop or enhance services or respond to competitive pressures.

     As a result of our arrangement with InSite Productions, LLC for the development, hosting and maintenance of our "Grade The Web" Website, we do not expect to make any significant equipment purchases nor do we anticipate incurring any research and development costs.

     If we are able to complete the maximum offering, we may hire up to two additional persons to work on a full time basis. We do not believe that we would need to add any additional employees during the next 12 months.

                                    BUSINESS

Overview

     Our sole business purpose is to be an on-line Internet website ranking service. We believe that given the sheer volume of sites available for consumers to browse, there exists a need for a service that will help consumers identify sites that are most useful to them so as to minimize the time expended in searching for the desired information. By accessing our Grade The Web website, consumers can gain, at not cost to them, valuable information and rankings on many of the Internet's sites that fall under the categories that we will review. On our website, both our management and our website users will assign a "letter grade" to each site surveyed, similar to grades received by many school students. Grades assigned by our management will be unbiased assessments of various aspects of the sites, which may include the esthetics of the site, ease of navigation, and the sophistication of their technology. Our visitors will be able to grade a particular site based on the same criteria as our management, but their grades will be reported on a different part of the site. We will not receive any compensation for grading a particular site, nor will we generate any revenue from the sale of merchandise off our site. However, graded sites may advertise on our site, but the fact that they are paying to advertise on our site will be disclosed on the part of the site that evaluates and grades the site that has purchased the banner space.

     We have identified approximately 20 of the most useful categories of Internet sites for the consumer. These categories include:

     Apparel       Toys & Games        Kids        Reference    Home Improvement
Health & Fitness      Jewelry     Entertainment    Religion         Education
     Travel            Pets      On-Line Trading   Community        Auctions
   Electronics         News           Sports      Real Estate         Food


     Within each category, we will have sub-categories that are more descriptive of the listed sites. For example, there will be a category on apparel. Within such category there will be sub-categories such as women's clothing, children's clothing, footwear, sports and formal wear. Then, within each sub-category, we will identify and profile at least five sites. The profile will contain a short description of each aspect of the site that is being evaluated, the grades for each such category and a link to the site.

     As an additional feature, our website users will be able to assign their own grade to each of the listed sites. These grades will be averaged and listed as an additional element to help our users further evaluate these sites. Users will also be encouraged to suggest sites for us to evaluate. Suggestions will be sent to us via an interactive form that will allow users to request that we consider a site for grading. Consumers will therefore be able to easily identify at least five sites that may contain materials of interest and will have an idea as to quality of site, in our opinion, before having to undertake a timely search involving the entry of key terms and the review of each site generated by traditional search engines.

     We intend to solely generate revenues from Internet advertisers and marketers that will pay a fee for banner advertising and direct hyperlink connections to their websites. Websites of our advertisers may appear in our rankings, but they will not receive any special consideration because of the fact that they advertise with us, nor will we disclose how much such advertiser is paying to advertise on our site. We intend to develop a homepage user base and specific targeting capabilities in order to offer our advertisers and marketers customized, targeted advertising solutions designed to improve advertisement response rates and reduce their cost of acquiring new customers. All areas of the website that contain banner ads will also contain disclaimers stating that the banner is being paid for by the advertiser and its inclusion is not an endorsement by management of the advertised sites.

Strategy

     Based on industry reports such as the eAdvertising Report, we believe that the amount of money spent on Internet advertising will increase in the future. We therefore believe that many businesses desire to advertise and market their products or services online so as to supplement or replace traditional advertising and marketing. Our objective is to generate revenue from businesses seeking to take advantage of online direct marketing as a way to maximize their advertising expenditures.

     We intend to achieve our business strategy through the following key strategies, which we expect to implement over the next three to 12 months:

Establish and increase number of advertising and marketing clients

     We are seeking to establish a broad advertising and marketing client base, and to in turn increase such base by establishing and growing the number of Internet users that view our website. To accomplish this, we will focus on developing an appealing and informative website and we may develop a direct sales force.

Establish and increase traffic and transactions

     Our strategy of rapidly establishing and increasing consumer traffic to our website is focused on both new and repeat visitors. New visits are expected to be driven primarily by online advertising programs and word-of-mouth referrals.

Develop and use technology to enhance website capabilities and visits

     We will design and implement our website to encourage consumers to frequently revisit. As part of our effort to promote repeat visits, we will develop features that will make our visitors' homepage experience faster and easier.

Technology and Infrastructure

     We plan to develop an expandable, secure and reliable technology infrastructure to support our website ranking service. Our technology and infrastructure model does not require us to expend funds for research and development, nor have we incurred any expenses for such functions since our inception.

Expandability

     Our technology will be designed to support up to at least six million visitors per month. We will have the ability to rapidly increase our user capacity.

Security

     We plan to incorporate a variety of techniques meant to protect the privacy of user information transmitted to and from the site. The data center where our system will be located provides security management 24 hours per day, seven days per week.

Reliability

     Our software system will use industry standard technologies to maximize reliability. We will also use state of the art technologies to connect the site to the Internet. We will regularly back up our databases and other information to tapes which will retain our data for a long period of time.

     Our servers will be housed at a different geographic location which will have adequate security and back up power sources. We will continually evaluate our technology and will secure updates if necessary.

Competition

     We believe that competition in our website business is based on factors that include the following:

     >>  brand recognition;

     >>  ease and speed of use; and

     >>  quality and reliability.

Website competition

     We face intense competition from both traditional and online advertising and direct marketing companies. We compete directly and indirectly for marketers and consumers with companies in various categories, including Epinions.com, Deja.com and Productopia.com. As stated elsewhere n this prospectus, we are at a competitive disadvantage with these sites because they have developed consumer loyalty based on a history of operations. We believe our site is different from our competition because of the manner in which we grade/evaluate sites. However, unless we can adequately market our site to consumers and consumers agree with our assessment as to how sites should be graded, our business plan will not be successful when compared to other sites that provide similar services.

Specialty lead-generation websites

     Various websites focus on generating leads for a specific segment of the direct marketing industry, such as the catalog, magazine or coupon segments. While these websites typically provide a depth of offerings within their specific sector, they may not offer promotions across a broad spectrum of product categories. These sites include eNews, Cataloglink and Catalogcity.

Other websites

     We also compete with a number of "community" sites that offer content, services or information about a particular topic, as well as other advertising networks.

     The number of websites competing for consumer attention and marketers' dollars has proliferated, and we expect that competition will continue to intensify. We also compete with traditional media such as television, radio and print for a share of marketers' total marketing budgets.

     In addition to the above, we believe that the principal competitive factors in our website markets are:

     >>  the volume of online  visitors;

     >>  duration and  frequency  of visits;

     >>  the  demographic  profiles of visitors; and

     >>  performance of advertisements.

     Our website competitors are larger and have greater financial, technical and marketing resources than us, and no assurance can be given that we will be able to successfully compete against these competitors.

Government Regulation

     Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in Internet usage and reduce the demand for all products and services offered on the Internet. Recently, Congress enacted legislation regarding children's privacy on the Internet. It is possible that additional laws and regulations may be proposed or adopted with respect to the Internet, covering issues such as user privacy, taxation, advertising, intellectual property rights and information security. Several states have proposed legislation to limit the use of personal user information gathered online or to require online services to establish privacy policies. We believe that we are fully compliant with all state and federal privacy laws.

     The Federal Trade Commission recently reported that it has no present intention of proposing legislation to address online privacy in the near future, and that it believes self-regulation to be the best course of action, except for rules enacted to implement the Children's Online Privacy Protection Act, which governs the collection of personal information from children and the confidentiality of such information. However, the FTC has initiated action against at least one online service regarding the manner in which personal information was collected from users and provided to third parties. We believe that we are fully compliant will all FTC privacy laws.

     We do not know how our business may be affected by the application to the Internet of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. Most of these laws were adopted before the advent of the Internet and do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet marketplace. That uncertainty could reduce demand for our service or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

     In addition, because our services are available on the Internet in multiple states and foreign countries, these states and countries may claim that we are required to qualify to do business in their jurisdictions. Our failure to qualify in any jurisdictions where we are required to do so could subject us to taxes and penalties. It could also restrict our ability to enforce contracts in those jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business, results of operations and financial condition. We are currently not aware of any violations by us of any laws or regulations of any states or other countries or of any material failure to qualify in any states or countries.

     The European Union has adopted a privacy directive that went into effect in 1998. Under this directive, business entities domiciled in member states of the EU are limited with respect to the transactions in which they may engage with business entities domiciled outside the EU, unless the non-EU entities are domiciled in jurisdictions with privacy laws comparable to the EU privacy directive. The United States presently does not have laws that satisfy the EU privacy directive. Discussions between representatives of the EU and the United States are ongoing and may lead to a number of safe harbor provisions which, if adhered to, would allow business entities in the EU and the United States to continue doing business without limitation. If these negotiations are not successful and the EU begins enforcing the privacy directive, there could be an adverse impact on international Internet business. If we do business directly in the EU in the future, we will be required to comply with the EU privacy directive.

Intellectual Property

     We regard any copyrights, service marks, trademarks, trade secrets, proprietary technology and similar intellectual property that we may obtain as critical to our success, and we intend to vigorously protect our intellectual property rights. We have not registered any of our trademarks or service marks and we currently do not hold any patents. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online.

     We have registered VeryBestoftheInternet.com and Grade The Web.com as a domain name. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is evolving. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe on or otherwise decrease the value of our trademarks and other proprietary rights. We have no knowledge of any companies in other countries using domain names that infringe on our trademarks.

Employees

     As of June 30, 2001, only Mr. Gunter and Ms. Beam worked on a part time basis for the Company.

Facilities

     We currently occupy approximately 200 square feet in a leased facility in Dallas, Texas, with a monthly rental cost of approximately $250 per month. The lease for this facility is on a month-to-month basis.

                                   MANAGEMENT
Directors and Executive Officers

     The following persons are our current executive officers, directors and director nominees:

Name               Age      Position
-------------      ---      -----------------------------------
Danny Gunter       24       Chief Executive Officer and Chairman of the Board of
                            Directors
Adrienne Beam      31       President, Secretary and Director

     Danny Gunter, our chief executive officer and chairman of our board of directors, has over 5 years of experience in website development and has developed over 20 websites during this period. He currently serves as lead programmer and system administrator of InSite Productions, LLC, a position he has held since April 1999. Prior to that time, he served as website developer for DCT Internet.

     Adrienne Beam, our president, secretary and member of our board of directors, currently serves as president and chief executive officer of InSite Productions, LLC. She earned a BBA at Texas Christian University in 1991 and her career experience includes marketing and promotions for CBS Records, banking operations at Texas Commerce Bank and investor relations for several publicly traded companies. In 1995, Ms. Beam was responsible for forming a start-up website development firm as a subsidiary of Digital Communications Technology Corporation. After spending three years serving as the vice president of Internet services for DCT, and the president of DCT-Internet, she founded InSite in May 1998.

     Adrienne Beam, our president, is also the president, manager and a member of InSite Productions, LLC. Danny Gunter, our chief executive officer, is lead programmer for InSite Productions, LLC. InSite Productions, LLC is a website development company located in Dallas, Texas. It is anticipated that Mr. Gunter and Ms. Beam will remain in their positions with InSite Productions, LLC on a full-time basis, while devoting approximately 15 hours per week to the management and operation of VeryBestoftheInternet.com. However, if the maximum offering is sold up to two additional full-time employees will be retained so as to manage our day-to-day operations and to solicit advertisers for our website. If such additional personnel is added Mr. Gunter and Ms. Beam will likely only devote approximately five hours per week to VeryBestoftheInternet.com.

     Our board of directors is elected annually by our shareholders. Directors receive no cash compensation for their services to us as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the board of directors.

     We do not currently have an audit committee, a nominating committee or a compensation committee.

Executive Compensation

     None of our executive officers currently receive any compensation for their services, and they have not received any compensation since inception.

Employment Agreements

     None of our executive officers have employment agreements.

Personal Liability and Indemnification of Directors

     Our articles of incorporation and bylaws contain provisions which reduce the potential personal liability of directors for monetary damages and provide for indemnification of directors and other persons. We are unaware of any pending or threatened litigation against us or our directors that would result in any liability for which such director would seek indemnification or similar protection.

     Such indemnification provisions are intended to increase the protection provided directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which are or intend to become public companies.

     In the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933, such as those contained in our indemnification agreements, is contrary to public policy and, therefore, is unenforceable.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of June 30, 2001, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, of:

     >> each person known by us to beneficially own 5% or more of the shares of outstanding common stock;

     >>  each of our executive officers and directors; and

     >>  all of our executive officers and directors as a group.


     Except as otherwise indicated, all shares are beneficially owned, and investment and voting power is held by, the persons named as owners.

                       Beneficial Ownership              % of Ownership
                         Prior to Offering            After an Offering of:
                     No. of Shares        %      100,000 shares   400,000 shares
                     -------------     -------   --------------   --------------

Danny Gunter           9,100,000        93.6%         92.7%            89.9%
Adrienne Beam             40,000         *             *                *

*Indicates an ownership of less than 1%.

              We currently have six shareholders of record.

                           RELATED PARTY TRANSACTIONS

     We have entered into an agreement with InSite Productions, LLC whereby Insight will develop our website for $33,620. We also rent our office space from Insight. Danny Gunter and Adrienne Beam are principals in InSite Productions, LLC. We pay $250 per month in rent to InSite Productions, LLC and $200 per month for their website maintenance services. See "Management".

                              PLAN OF DISTRIBUTION

Arbitrary Determination of Offering Price

     We have determined the initial offering price of the shares arbitrarily. Among the factors we considered were the following:

     >>  the nature and scope of our operations;

     >>  our current financial condition and financial requirements;

     >>  estimates of our business potential and prospects;

     >>  multiples of our projected revenues and earnings;

     >> multiples of our competitors' trailing or projected revenues and earnings;

     >>  the perceived market demand for our services;

     >>  the economics of the information technology, Internet industry; and

     >>  the general condition of the equities market.

Limited State Registration

     We will qualify or register the sale of the shares in a limited number of states. We will not accept subscriptions from investors residing in other states. In order to comply with any applicable state securities laws, the shares will be offered or sold in through registered or licensed brokers or dealers in any states where required.

Terms of Sale of The Shares

     We will be selling our shares in a direct participation offering on a "100,000 share minimum, 400,000 share maximum" basis through our officers and directors. No sales commissions will be paid to any of our officers or directors. Our officers and directors shall be relying on the safe harbor contained in the Securities Exchange Act of 1934, as amended, for the purpose or conducting offering activities without being registered as a broker or dealer. Prospective investors must purchase the shares in increments of 100 shares. Until we have sold at least 100,000 shares, we will not accept subscriptions for any shares. All proceeds of this offering will be deposited in an escrow account with Securities Transfer Corporation. If we are unable to sell at least 100,000 shares before the offering ends, we will promptly return all funds to subscribers after the ending of this offering. We have the right to completely or partially accept or reject any subscription for shares offered in this offering, for any reason or for no reason. The offering will remain open until all shares offered in this offering are sold or 120 days after the date of this prospectus, except that we will have only 90 days to sell at least 100,000 shares. We may decide to cease selling efforts at any time prior to such date. Neither our officers, nor their associates or affiliates may purchase shares to meet the minimum requirements of this offering. We will not be able to take funds from the escrow account until we are able to sell at least 100,000 shares. After that, the escrow will be terminated and funds will be paid directly to the Company until such time as the maximum is sold or the offering period expires.

Use of a Broker-Dealer

     We currently have no arrangements with any broker-dealers to offer or sell any of the shares, and we will not enter into any arrangement with any broker dealers to sell the minimum number of shares in this offering. Once we have sold at least the minimum number of shares in this offering, we may utilize one or more broker-dealers who may offer and sell the shares on terms acceptable to us. If we determine to use a broker-dealer, such broker-dealer must be a member in good standing of the National Association of Securities Dealers, Inc. and registered, if required, to conduct sales in those states in which it would sell the shares. We will not pay in excess of 10% as a sales commission for any sales of the shares, nor will our sales commission expenses combined with other offering expenses exceed 20% of the gross proceeds of this offering. If a broker-dealer were to sell shares, it is likely that such broker-dealer would be deemed to be an underwriter of the shares as defined in Section 2(11) of the Securities Act and we would be required to obtain a no- objection position from the National Association of Securities Dealers, Inc. regarding the underwriting and compensation terms entered into between us and such potential broker-dealer. In addition, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part to disclose the name of such selling broker-dealer and the agreed underwriting and compensation terms.

     We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of the shares. Our officers and directors are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must be in compliance with all of the following:

     >>  he or she must not be subject to a statutory disqualification;

     >> he or she must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

     >>  he or she must not be an associated person of a broker-dealer;

     >> he or she must restrict participation to transactions involving offers and sale of the shares;

     >> he or she must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

     >> he or she must restrict participation to written communications or responses to inquiries of potential purchasers.

     Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1. Our officers and directors have no current plans to purchase shares in the offering.

Key Terms of Escrow Agreement

     Under  the  terms  of  our  escrow   agreement  with  Securities   Transfer
Corporation:

     >> proceeds from the sale of the shares will be deposited into a non-interest bearing account until the minimum offering amount is sold;

     >> in the event the proceeds are insufficient to meet the 100,000 share minimum requirement, proceeds will be returned directly to investors by the escrow agent without deduction for expenses, including escrow agent fees;

     >> the escrowed proceeds are not subject to claims by our creditors, affiliates, associates or underwriters until the proceeds have been released to us under the terms of the escrow agreement; and

     >> the regulatory administrator of any state in which the offering is registered has the right to inspect and make copies of the records of the escrow agent relating to the escrowed funds in the manner described in the escrow agreement.

                          DESCRIPTION OF CAPITAL STOCK

Capital Stock

         Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of Preferred Stock, par value $.0001 per share.

Common Stock

         General. We have 40,000,000 authorized shares of common stock, par value $.0001 per share, 9,720,000 of which are issued and outstanding prior to this offering. All shares of common stock currently outstanding are validly issued, fully paid and non-assessable. All shares which are the subject of this prospectus, when issued and paid for under this offering, will be validly issued, fully paid and non-assessable.

         Voting rights. Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. Our board of directors is elected annually at each annual meeting of the shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent of our voting power can elect all of our directors.

         Dividend policy. All shares of common stock are entitled to participate ratably in dividends when, as and if declared by our board of directors out of the funds legally available to distribute dividends. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. We expect that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. There can be no assurance that any dividends on the common stock will ever be paid.

         Miscellaneous rights and provisions. Holders of common stock have no preemptive or other subscriptions rights, conversions rights, redemption or sinking fund provisions. In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution our holders of the equity after satisfaction of all liabilities.

         Shares eligible for future sale. Upon completion of this offering, we will have 9,820,000 shares of common stock outstanding if the minimum number of shares offered in this offering are sold, or 10,120,000 shares of common stock outstanding if the maximum number of shares offered in this offering are sold. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of VeryBestoftheInternet.com, which will be subject to the limitations of Rule 144 adopted under the Securities Act. In general, a person who has a control relationship with VeryBestoftheInternet.com is defined as an "affiliate." All of the remaining shares are deemed to be "restricted securities", as that term is defined in Rule 144 under the Securities Act.

         In general, under Rule 144, commencing 90 days after the date of this prospectus, a person, including an affiliate or persons whose shares are aggregated, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one per cent of the total number of outstanding shares of the same class or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of ours for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

         None of the shares of stock presently outstanding have been held at least one year. Accordingly, commencing following the completion of the offering, none of these shares will be eligible for resale under Rule 144 at the rates and subject to the conditions discussed above. No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. The sale of any substantial number of these shares in the public market could adversely affect prevailing market prices following the offering.

Preferred Stock

         The board of directors is authorized by the our certificate of incorporation to issue up to an additional 10,000,000 shares of one or more series of preferred stock, par value $.0001 per share. No shares of such preferred stock have been authorized for issuance by our board of directors, and we have no present plans to issue any such shares. In the event that the board of directors issues shares of serial preferred stock, it may exercise its discretion in establishing the terms of such preferred stock; provided, that any issuance of serial preferred stock must be approved by a majority of our independent directors, who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel.

         Subject to approval by the independent directors, the board of directors may determine the voting rights, if any, of the series of preferred stock being issued, which would include the right to vote separately or as a single class with the common stock and/or other series of preferred stock; to have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and to vote on specified matters presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of preferred stock may be entitled to received preferential cash distributions fixed by the board of directors when creating the particular preferred stock series before the holders of the common stock are entitled to receive anything. Preferred stock authorized by the board of directors could be redeemable or convertible into shares of any other class or series of our stock.

         The issuance of preferred stock by the board of directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of preferred stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of common stock.

                            ANTI-TAKEOVER PROVISIONS

         Our articles of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. In addition, our Board of Directors has the authority, without further action by our shareholders, to issue up to 10,000,000 shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, and to issue up to 29,880,000 additional shares of our common stock if the Maximum Offering is sold. The issuance of our preferred stock or additional shares of our common stock could adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring or preventing a change in our control.

         Finally, our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Texas law. In addition, our charter limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Texas law.

                                 TRANSFER AGENT

         The transfer agent for the common stock will be Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. Up until the present time, we have acted as our own transfer agent and registrar.


                                     EXPERTS

         Our financial statements as of December 31, 2000 appearing in this prospectus and registration statement have been audited by S.W. Hatfield, CPA, independent certified public accountants, as set forth in their report on such financial statements, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares offered in this offering will be passed upon for us by Souter & Diamond, P.C., Dallas, Texas. Both George L. Diamond and Patrick D. Souter, the sole shareholders of Souter & Diamond, P.C., own an aggregate of 100,000 shares of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form SB-2 under the Securities Act that we filed with the SEC with respect to the shares offered by this prospectus. We have authorized no one to provide you with any information other than that provided in the prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the prospectus is accurate as of any date other than the date on the front cover of the document.

         This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed with the registration statement. For further information about us and the shares offered by this prospectus, reference is made to the registration statement and its exhibits and schedules. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC and at the SEC regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The Internet address of the website is http://www.sec.gov. Our registration statement and the exhibits and schedules we filed electronically with the SEC are available on this site.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, and we file reports and other information with the SEC. Such reports and other information can be inspected and/or obtained at the locations and websites set forth above.

                         VERYBESTOFTHEINTERNET.COM, INC.
                        (a development stage enterprise)

                                    CONTENTS


                                                                            Page
                                                                            ----

Report of Independent Certified Public Accountants                          F-2

Annual Financial Statements

   Balance Sheet
     as of December 31, 2000                                                F-3

   Statement of Operations and Comprehensive Income
     for the period from November 21, 2000 (date of incorporation)
     through  December 31, 2000                                             F-4

   Statement of Changes in Stockholders' Equity
     for the period from November 21, 2000 (date of incorporation)
     through  December 31, 2000                                             F-5

   Statement of Cash Flows
     for the period from November 21, 2000 (date of incorporation)
     through  December 31, 2000                                             F-6

   Notes to Financial Statements                                            F-7

Quarterly Financial Statements

   Balance Sheets
     as of June 30, 2001 and 2000                                           F-9

   Statements of Operations and Comprehensive Income
     for the six and three months ended June 30, 2001 and 2000 and for the period from November 21, 2000 (date of inception)
     through June 30, 2001                                                  F-10

   Statements of Cash Flows
     for the six months ended June 30, 2001 and 2000 and
     for the period from November 21, 2000 (date of inception)
     through June 30, 2001                                                  F-11

   Notes to Financial Statements

S. W. HATFIELD, CPA
certified public accountants

Member:    American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section
           Texas Society of Certified Public Accountants


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------



Board of Directors and Stockholders
VeryBestoftheInternet.com, Inc.

We have audited the accompanying balance sheet of VeryBestoftheInternet.com, Inc. (a development stage enterprise and a Texas corporation) as of December 31, 2000 and the related statements of operations and comprehensive income, changes in stockholders' equity and cash flows for the period from November 21, 2000 (date of incorporation) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VeryBestoftheInternet.com, Inc. (a development stage enterprise) as of December 31, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the period from November 21, 2000 (date of incorporation) through December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that VeryBestoftheInternet.com, Inc, (Company) will continue as a going concern. As discussed in Note A to the financial statements, the Company is in the organization and start-up phase. The Company is primarily dependent upon its initial capitalization through the sale of common stock and/or the support of its principal shareholders to provide working capital. This situation raises a substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                S. W. HATFIELD, CPA
Dallas, Texas
January 25, 2001

                      Use our past to assist your future sm

P. O. Box 820395                               9002 Green Oaks Circle, 2nd Floor
Dallas, Texas  75382-0395                               Dallas, Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                                                      SWHCPA@aol.com
                                       F-2

                         VERYBESTOFTHEINTERNET.COM, INC.
                        (a development stage enterprise)
                                  BALANCE SHEET
                                December 31, 2000


                                     ASSETS
                                     ------
                                                         December 31,
                                                             2000
                                                         -----------
Current assets
   Cash on hand and in bank                              $       972
                                                         -----------

       Total current assets                                      972
                                                         -----------

TOTAL ASSETS                                             $       972
                                                         ===========



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


Current liabilities
   Accounts payable - trade                              $      --
                                                         -----------

     Total liabilities                                          --
                                                         -----------


Commitments and contingencies


Stockholders' equity
   Preferred stock - $0.0001 par value
     10,000,000 shares authorized
     None issued and outstanding                                --
   Common stock - $0.0001 par value
     40,000,000 shares authorized
     9,720,000 shares issued and outstanding                     972
   Contributed capital                                         1,000
   Deficit accumulated during the development stage           (1,000)
                                                         -----------

     Total stockholders' equity                                  972
                                                         -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $       972
                                                         ===========



The accompanying notes are an integral part of these financial statements.
                                                                             F-3

                         VERYBESTOFTHEINTERNET.COM, INC.
                        (a development stage enterprise)
                STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
Period from November 21, 2000 (date of incorporation) through December 31, 2000


                                                       Period from
                                                    November 21, 2000
                                                 (date of incorporation)
                                                         through
                                                    December 31, 2000
                                                 -----------------------

Revenues                                               $      --

Cost of Sales                                                 --
                                                       -----------

Gross Profit                                                  --
                                                       -----------

Operating expenses
   Marketing, promotion and product development               --
   Wages and related expenses                                 --
   General and administrative expenses                       1,000
                                                       -----------

     Total operating expenses                                1,000
                                                       -----------

Loss from operations                                        (1,000)

Other income (expense)                                        --
                                                       -----------

Loss before income taxes                                    (1,000)

Provision for income taxes                                    --
                                                       -----------

Net Loss                                                    (1,000)

Other comprehensive income                                    --
                                                       -----------

Comprehensive Loss                                     $    (1,000)
                                                       ===========

Loss per weighted-average share of common
   stock outstanding, computed on net loss -
   basic and fully diluted                                     nil
                                                       ===========

Weighted-average number of
   common shares outstanding                             9,720,000
                                                       ===========



The accompanying notes are an integral part of these financial statements.
                                                                             F-4


                         VERYBESTOFTHEINTERNET.COM, INC.
                        (a development stage enterprise)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Period from November 21, 2000 (date of incorporation) through December 31, 2000


                                                                       Deficit
                                                                     accumulated
                                     Common Stock                       in the
                                     ------------       Contributed  development
                                # shares      amount      capital       phase         Total
                               ---------    ---------    ---------    ---------     ---------
Common stock issued
   at initial capitalization
   on November 21, 2000        9,720,000    $     972    $    --      $    --       $     972

Capital contributed to
   support operations               --           --          1,000         --           1,000

Net loss for the period             --           --           --         (1,000)       (1,000)
                               ---------    ---------    ---------    ---------     ---------

Balances at
   December 31, 2000           9,720,000    $     972    $   1,000    $  (1,000)    $     972
                               =========    =========    =========    =========     =========







The accompanying notes are an integral part of these financial statements.
                                                                             F-5

                         VERYBESTOFTHEINTERNET.COM, INC.
                        (a development stage enterprise)
                             STATEMENT OF CASH FLOWS
 Period from November 21, 2000 (date of incorporation) through December 31, 2000


                                                                Period from
                                                            November 21, 2000
                                                         (date of incorporation)
                                                                 through
                                                            December 31, 2000
                                                         -----------------------
Cash flows from operating activities
   Net loss for the period                                      $(1,000)
   Adjustments to reconcile net loss to net
     cash provided by operating activities
       Depreciation and amortization                               --
                                                                -------

Net cash used in operating activities                            (1,000)
                                                                -------


Cash flows from investing activities                               --
                                                                -------


Cash flows from financing activities
   Proceeds from sale of common stock                               972
   Capital contributed to support operations                      1,000
                                                                -------

Net cash provided by financing activities                         1,972
                                                                -------

INCREASE (DECREASE) IN CASH                                         972

Cash at beginning of period                                        --
                                                                -------

Cash at end of period                                           $   972
                                                                =======

Supplemental disclosure of interest and income taxes paid
   Interest paid for the period                                 $  --
                                                                =======
   Income taxes paid for the period                             $  --
                                                                =======




The accompanying notes are an integral part of these financial statements.
                                                                             F-6

                         VERYBESTOFTHEINTERNET.COM, INC.
                        (a development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS


Note A - Organization and Description of Business

VeryBestoftheInternet.com, Inc. (Company) was incorporated on November 21, 2000 under the laws of the State of Texas. The Company was formed to be an on-line Internet website ranking service.

The Company has elected a year-end of December 31 and uses the accrual method of accounting.

The Company's majority shareholders and/or its officers continue to maintain the corporate status of the Company and provides all nominal working capital support on the Company's behalf. Because of the Company's lack of operating assets, its continuance is fully dependent upon the majority shareholder's continuing support. The majority shareholder intends to continue the funding of nominal necessary expenses to sustain the corporate entity.

The Company is considered in the development stage and, as such, has generated no significant operating revenues and has incurred cumulative operating losses of approximately $1,000.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note B - Summary of Significant Accounting Policies

1.   Cash and cash equivalents
     -------------------------

     For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

     Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

2.   Organization costs
     ------------------

     The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

3.   Income Taxes
     ------------

     The Company uses the asset and liability method of accounting for income taxes. At December 31, 2000, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

     As of December 31, 2000, the deferred tax asset related to the Company's net operating loss carryforward is fully reserved. If these carryforwards are not utilized, they will begin to expire in 2020.

                         VERYBESTOFTHEINTERNET.COM, INC.
                        (a development stage enterprise)

                    NOTES TO FINANCIAL STATEMENTS -CONTINUED


Note B - Summary of Significant Accounting Policies - continued

4.   Earnings (loss) per share
     -------------------------

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of December 31, 2000, the Company had no warrants and/or options outstanding.


Note C - Equity Transactions

At its November 21, 2000 capitalization, the Company sold an aggregate 9,720,000 shares of restricted, unregistered common stock to its initial shareholders for gross proceeds of approximately $972.






                (Remainder of this page left blank intentionally)

                         VeryBestoftheInternet.com, Inc.
                        (a development stage enterprise)
                                 Balance Sheets
                             June 30, 2001 and 2000

                                   (Unaudited)

                                                            June 30,    June 30,
                                                             2001        2000
                                                            --------    --------
                                     ASSETS
                                     ------
Current assets
  Cash on hand and in bank                                  $  4,938    $   --
                                                            --------    --------

      Total current assets                                     4,938        --
                                                            --------    --------

Total Assets                                                $  4,938    $   --
                                                            ========    ========



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities
  Accounts payable - trade                                  $  3,530    $   --
  Working capital loan                                         4,000        --
                                                            --------    --------

    Total current liabilities                                  7,530        --
                                                            --------    --------


Commitments and contingencies


Stockholders' equity
  Preferred stock - $0.0001 par value
    10,000,000 shares authorized
    None issued and outstanding                                 --          --
  Common stock - $0.0001 par value
    40,000,000 shares authorized
    9,720,000 shares issued and outstanding                      972        --
  Contributed capital                                          7,000        --
  Deficit accumulated during the development stage           (10,564)       --
                                                            --------    --------

    Total stockholders' equity                                (2,592)       --
                                                            --------    --------

Total Liabilities and Stockholders' Equity                  $  4,938    $   --
                                                            ========    ========



The financial information presented herein has been prepared by management without audit by independent certified public accountants. The accompanying notes are an integral part of these financial statements.


                         VeryBestoftheInternet.com, Inc,
                        (a development stage enterprise)
                Statement of Operations and Comprehensive Income
             Six and Three months ended June 30, 2001 and 2000 and
   Period from November 21, 2000 (date of incorporation) through June 30, 2001

                                   (Unaudited)
                                                                                                  Period from
                                                                                                  November 21,
                                             Six            Six         Three          Three     2000 (date of
                                           months         months        months         months    incorporation)
                                            ended          ended         ended          ended       through
                                          June 30,       June 30,      June 30,       June 30,      June 30,
                                            2001           2000          2001           2000          2001
                                        -----------    -----------   -----------    -----------   -----------
Revenues                                $      --      $      --     $      --      $      --     $      --

Cost of Sales                                  --             --            --             --            --
                                        -----------    -----------   -----------    -----------   -----------

Gross Profit                                   --             --            --             --            --
                                        -----------    -----------   -----------    -----------   -----------

Operating expenses
  Organizational and
    start-up costs                             --             --            --             --           1,000
  Officer compensation                        6,000           --           3,000           --           6,000
  Legal and professional fees                 3,530           --             540           --           3,530
  General and administrative expenses            34           --              34           --              34
                                        -----------    -----------   -----------    -----------   -----------
    Total operating expenses                  9,564           --           3,574           --          10,564
                                        -----------    -----------   -----------    -----------   -----------

Loss from operations                         (9,564)          --          (3,574)          --         (10,564)

Other income (expense)                         --             --            --             --            --
                                        -----------    -----------   -----------    -----------   -----------

Loss before income taxes                     (9,564)          --          (3,574)          --         (10,564)

Provision for income taxes                     --             --            --             --            --
                                        -----------    -----------   -----------    -----------   -----------

Net Loss                                     (9,564)          --          (3,574)          --         (10,564)

Other comprehensive income                     --             --            --             --            --
                                        -----------    -----------   -----------    -----------   -----------

Comprehensive Loss                      $    (9,564)   $      --     $    (3,574)   $      --     $   (10,564)
                                        ===========    ===========   ===========    ===========   ===========

Loss per weighted-average share
  of common stock outstanding,
  computed on net loss -
  basic and fully diluted                       nil            nil           nil            nil           nil
                                        ===========    ===========   ===========    ===========   ===========

Weighted-average number of
  common shares outstanding               9,720,000      9,720,000     9,720,000      9,720,000     9,720,000
                                        ===========    ===========   ===========    ===========   ===========


The financial information presented herein has been prepared by management without audit by independent certified public accountants. The accompanying notes are an integral part of these financial statements.
                                                                            F-10


                         VeryBestoftheInternet.com, Inc.
                        (a development stage enterprise)
                             Statement of Cash Flows
                   Six months ended June 30, 2001 and 2000 and
   Period from November 21, 2000 (date of incorporation) through June 30, 2001

                                   (Unaudited)
                                                                         Period from
                                                                         November 21,
                                                 Six           Six      2000 (date of
                                                months        months    incorporation)
                                                 ended         ended       through
                                               June 30,      June 30,     June 30,
                                                 2001          2000         2001
                                              ----------    ----------  -------------
Cash flows from operating activities
  Net loss for the period                     $   (9,564)   $     --     $  (10,564)
  Adjustments to reconcile net loss to net
    cash provided by operating activities
      Depreciation and amortization                 --            --           --
      Compensation expense contributed             6,000          --          6,000
      Increase in accounts payable                 3,530          --          3,530
                                              ----------    ----------   ----------

Net cash used in operating activities                (34)         --         (1,034)
                                              ----------    ----------   ----------


Cash flows from investing activities                --            --           --
                                              ----------    ----------   ----------


Cash flows from financing activities
  Proceeds from working capital loan               4,000          --          4,000
  Proceeds from sale of common stock                --            --            972
  Capital contributed to support operations         --            --          1,000
                                              ----------    ----------   ----------

Net cash provided by financing activities          4,000          --          5,972
                                              ----------    ----------   ----------

Increase in Cash                                   3,966          --          4,938

Cash at beginning of period                          972          --           --
                                              ----------    ----------   ----------

Cash at end of period                         $    4,938    $     --     $    4,938
                                              ==========    ==========   ==========

Supplemental disclosure of
  interest and income taxes paid
  Interest paid for the period                $     --      $     --     $     --
                                              ==========    ==========   ==========
  Income taxes paid for the period            $     --      $     --     $     --
                                              ==========    ==========   ==========




The financial information presented herein has been prepared by management without audit by independent certified public accountants. The accompanying notes are an integral part of these financial statements.
                                                                            F-11

                         VeryBestoftheInternet.com, Inc.
                        (a development stage enterprise)

                          Notes to Financial Statements


Note A - Organization and Description of Business

VeryBestoftheInternet.com, Inc. (Company) was incorporated on November 21, 2000 under the laws of the State of Texas. The Company was formed to be an on-line Internet website ranking service.

The Company uses a year-end of December 31 and uses the accrual method of accounting.

The Company's majority shareholders and/or its officers continue to maintain the corporate status of the Company and provide all nominal working capital support on the Company's behalf. Because of the Company's lack of operating assets, its continuance is fully dependent upon the majority shareholder's continuing support. The majority shareholders intend to continue the funding of nominal necessary expenses to sustain the corporate entity.

The Company is considered in the development stage and, as such, has generated no significant operating revenues and has incurred cumulative operating losses of approximately $10,564.

During interim periods, the Company follows the accounting policies set forth in its annual audited financial statements filed with the U. S. Securities and Exchange Commission on its Registration Statement Under The Securities Act of 1933 on Form SB-2, which went effective in May 2001. The information presented within these interim financial statements may not include all disclosures required by generally accepted accounting principles and the users of financial information provided for interim periods should refer to the annual financial information and footnotes when reviewing the interim financial results presented herein.

In the opinion of management, the accompanying interim financial statements, prepared in accordance with the U. S. Securities and Exchange Commission's
instructions   for  Form  10-QSB,   are   unaudited  and  contain  all  material
adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition, results of operations and cash flows of the Company for the respective interim periods presented. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full fiscal year ending December 31, 2001.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note B - Summary of Significant Accounting Policies

1.  Cash and cash equivalents
    -------------------------

    For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

    Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

                         VeryBestoftheInternet.com, Inc.
                        (a development stage enterprise)

                    Notes to Financial Statements - Continued


Note B - Summary of Significant Accounting Policies - Continued

2.  Organization costs
    ------------------

    The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

3.  Income Taxes
    ------------

    The Company uses the asset and liability method of accounting for income taxes. At June 30, 2001, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

    As of June 30, 2001, the deferred tax asset related to the Company's net operating loss carryforward is fully reserved. If these carryforwards are not utilized, they will begin to expire in 2020.

4.  Earnings (loss) per share
    -------------------------

    Basic  earnings  (loss) per share is  computed  by  dividing  the net income
    (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of June 30, 2001, the Company had no warrants and/or options outstanding.

Note C - Working Capital Loan

    On June 30, 2001, a minority shareholder loaned the Company $4,000 to support operations. The note is due on demand and bears interest at 6.5%.

Note D - Equity Transactions

At its November 21, 2000 capitalization, the Company sold an aggregate 9,720,000 shares of restricted, unregistered common stock to its initial shareholders for gross proceeds of approximately $972.

Note E - Officer Compensation

Executive management and oversight services are provided to the Company by two controlling shareholders/officers. These two individuals have an informal, unwritten agreement with the Company whereby they will provide their services to the Company at an annual salary of $6,000 each. This amount is being contributed as additional capital to the Company.

====================================        ====================================

PROSPECTIVE  INVESTORS MAY RELY ONLY           VERYBESTOFTHEINTERNET.COM, INC.
ON THE INFORMATION CONTAINED IN THIS
PROSPECTUS.
VERYBESTOFTHEINTERNET.COM,  INC. HAS
NOT  AUTHORIZED  ANYONE  TO  PROVIDE                         UP TO
PROSPECTIVE INVESTORS WITH DIFFERENT
OR  ADDITIONAL   INFORMATION.   THIS                    400,000 SHARES
PROSPECTUS  IS NOT AN  OFFER TO SELL
NOR IS IT SEEKING AN OFFER TO BUY IN                          OF
ANY  JURISDICTION  WHERE SUCH OFFER,
OR  SALE  IS  NOT   PERMITTED.   THE                     COMMON STOCK
INFORMATION    CONTAINED   IN   THIS
PROSPECTUS IS CORRECT ONLY AS OF THE
DATE OF THIS PROSPECTUS,  REGARDLESS
OF THE  TIME  OF  DELIVERY  OF  THIS
PROSPECTUS  OR  ANY  SALE  OF  THESE
SHARES.                                               ------------------

       ---------------------                              PROSPECTUS

         TABLE OF CONTENTS                            ------------------

       ---------------------
                                Page
                                ----
Prospectus summary.............    2
Risk factors  .................    3
Forward looking statements ....    5        UNTIL ______ __, 2001 (90 DAYS AFTER
Use of proceeds ...............    6        THE  DATE OF THIS  PROSPECTUS),  ALL
Dividend Policy................    7        DEALERS THAT EFFECT  TRANSACTIONS IN
Capitalization.................    7        THESE  SECURITIES,  WHETHER  OR  NOT
Dilution      .................    9        PARTICIPATING IN THIS OFFERING,  MAY
Management's Discussion                     BE REQUIRED TO DELIVER A PROSPECTUS.
and Analysis...................   10        THIS IS IN ADDITION TO THE  DEALERS'
Business      .................   11        OBLIGATION  TO DELIVER A  PROSPECTUS
Management    .................   15        WHEN ACTING AS UNDERWRITERS AND WITH
Principal Shareholders  .......   17        RESPECT TO THEIR  UNSOLD  ALLOTMENTS
Related Party Transactions.....   17        OR SUBSCRIPTIONS.
Plan of Distribution...........   18
Description of Capital Stock  .   20
Anti-Takeover Provisions.......   21                        ___ __, 2001
Transfer Agent.................   22
Experts       .................   22
Legal Matters .................   22
Where You Can Find More
Information ...................   22
Index to Financial
Statements ....................  F-1

       ---------------------

====================================        ====================================

                                     Part II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Texas Business Corporation Act gives us the authority to indemnify our directors and officers to the extent provided for in such statute. Our articles of incorporation permit indemnification of directors and officers to the fullest extent permitted by law.

         The Texas Business Corporation Act provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that he:

         >>  conducted himself in good faith,
         >> reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his
         >> conduct was at least not opposed to the corporation's best interests, and
         >> in the case of any criminal proceeding had no reasonable cause to believe that his conduct was unlawful.

         A corporation may indemnify a person under the Texas Business Corporation Act against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

         We are required by Art. 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

         We believe that the above protections are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, the SEC has advised us that in its opinion such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee....................       $     53
Blue Sky Fees and Expenses..............           1,000*
Accounting Fees and Expenses............           2,000*
Legal Fees and Expenses.................           5,000*
Printing and Engraving..................           1,500*
Miscellaneous...........................           1,000*
                                               ----------

                     Total.................    $  10,553*
                                               ==========
----------
*Estimated

ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES

         We initially capitalized the company by selling shares of our common stock to the following individuals. The shares were sold in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

             Name of Shareholder            No. of Shares     Purchase Price
             -------------------            -------------     --------------
             Danny G. Gunter                  9,100,000            $910.00
             Adrienne Beam                     40,000                $4.00
             Halter Financial Group, Inc.      450,000              $45.00
             George Diamond                    70,000                $7.00
             Patrick D. Souter                 30,000                $3.00
             Jay Reeve                         30,000                $3.00

ITEM 27.    EXHIBITS
Number         Description
------         -----------
3.1        Articles of Incorporation of the Registrant.*
3.2        Bylaws of the Registrant.*
4.1        Specimen Common Stock Certificate.*
5.1 Opinion and Consent of Souter & Diamond, P.C. regarding the legality of the securities being registered.*
10.1       Form of Subscription Agreement for this offering.*
10.1(a)    Form of amended Subscription Agreement for this offering.*
10.1(b)    Form of Second Amended Subscription Agreement for this offering.*
10.2 Form of Escrow Agreement between the Registrant and Securities Transfer Corporation.*
10.3 Website Development Agreement dated as of February 1, 2001 by and between the Registrant and InSite Productions, LLC.*
10.4 Lease Agreement dated February 1, 2001 between the Registrant and InSite Productions, LLC.*
23.1       Consent of S.W. Hatfield, CPA.

              *       Previously filed.

ITEM 28. UNDERTAKINGS.

We hereby undertake that we will:

     (1) File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts of events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas on

September 21, 2001.

                                          VeryBestoftheInternet.com, Inc.



                                           /s/  Danny Gunter
                                          --------------------------------------
                                          By:  Danny Gunter
                                          Its: Chief Executive Officer, Director